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                                                                     Exhibit 2.1

                                 PLAN OF MERGER
                                     MERGING
                 ISEMPLOYMENT.COM, INC., A DELAWARE CORPORATION
                                      INTO
                 MAGICAL MARKETING, INC., A WYOMING CORPORATION

       1. PARTIES TO THE MERGER; EFFECTIVE DATE. Pursuant to the provisions of the Wyoming Statutes, ISEmployment.com, Inc. ("ISEmployment.com"), a Delaware corporation, shall be merged with and into Magical Marketing, Inc. ("Magical"), a Wyoming corporation. Magical shall be the surviving corporation. The merger ("Merger") shall become effective at such time (the "Effective Time") on the date (the "Effective Date") that articles of merger are filed with the Secretary of State of Wyoming.

       2. CLOSING. The closing of the merger contemplated by this agreement shalltake place on or before July 14, 2000 at the offices of Mays & Valentine, L.L.P., 8201 Greensboro Drive, Suite 800, Tyson Corner, McLean, Virginia 22102, or at such other date and place as the parties may mutually agree. The actual date of such closing is referred to herein as the "Closing." At the Closing, Magical shall deliver two certificates, each evidencing 200,000 shares of its common stock, $.001 par value, with one certificate registered in the name of Scott Murray and one certificate registered in the name of Frank Ulakovich, and Scott Murray and Frank Ulakovich shall each deliver one certificate evidencing 1,000,000 shares (a total of 2,000,000 shares) of ISEmployment.com common stock, with no par value, registered in the name of Magical and an aggregate of $200,000. Also at the Closing, Daniel L. Hodges shall receive $200,000 and Daniel L. Hodges will deliver one certificate, evidencing 800,000 shares of Magical's common stock, to Magical, which shares will be retired and cancelled by Magical.

       2A.    EFFECT OF THE MERGER. From and after the Effective Time, (i)
Magical shall continue its corporate existence as a Wyoming corporation and the separate existence of ISEmployment.com shall cease; (ii) the corporate charter/articles of incorporation and bylaws of Magical in effect immediately prior the Effective Time shall continue to be its charter/articles of incorporation and bylaws until amended or repealed in a manner provided by law;
(iii) each of the directors and officers of ISEmployment.com in office immediately prior the Effective Time shall become the directors and officers of Magical, if they have not resigned as of the Effective Time, until their respective successors are duly elected or appointed; and (iv) Magical shall change its name to ISEmployment.com, Inc.

       3. REPRESENTATIONS OF MAGICAL. Magical hereby represents and warrants to ISEmployment.com that:

       3.1 Due Incorporation, etc. Magical is duly incorporated, validly existing and in good standing under the laws of Wyoming and has all requisite power and authority to execute and deliver this agreement and to perform the obligations to be performed by it hereunder. Neither the execution or delivery of this agreement nor the performance by Magical hereof will constitute a breach of or default under the governing instruments of Magical or any agreement, instrument, indenture, judgment or decree to which Magical is a party or by which it is bound.

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Prior to the Closing, all consents and approvals, if any, required to be obtained by Magical for its performance hereunder will have been obtained.

              3.2 Due Execution, Validity and Effect. This agreement has been duly authorized, executed and delivered by Magical and, assuming the due authorization, execution and delivery by ISEmployment.com, this agreement constitutes the valid, legal and binding obligation of Magical, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

              3.3 Title to the Shares. At Closing, Magical shall deliver the shares of its common stock, with legal and valid title thereto, free and clear of all liens, charges, pledges, claims and encumbrances of any kind or nature whatsoever, other than those created by this agreement.

              3.4 Board Approval. The Board of Directors of Magical has duly approved the merger contemplated by this agreement.

              3.5 Full Disclosure. No representation or warranty made by Magical in this agreement and no certificate or document furnished or to be furnished to ISEmployment.com pursuant to this agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

              4. REPRESENTATIONS OF ISEMPLOYMENT.COM. ISEmployment.com represents and warrants to Magical that:

              4.1 Due Incorporation, etc. ISEmployment.com is duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this agreement and to perform the obligations to be performed by it hereunder. Neither the execution or delivery of this agreement nor the performance by ISEmployment.com hereof will constitute a breach of or default under the governing instruments of ISEmployment.com or any agreement, instrument, indenture, judgment or decree to which ISEmployment.com is a party or by which it is bound. Prior to the Closing, all consents and approvals, if any, required to be obtained by ISEmployment.com for its performance hereunder will have been obtained.

              4.2 Due Execution, Validity and Effect. This agreement has been duly authorized, executed and delivered by ISEmployment.com and, assuming the due authorization, execution and delivery by Magical, this agreement constitutes the valid, legal and binding obligation of ISEmployment.com, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

              4.3 Full Disclosure. No representation or warranty made by ISEmployment.com in this agreement and no certificate or document furnished or to be furnished to Magical pursuant to this agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


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       4.4    Board Approval. The Board of Directors of ISEmployment.com has
duly approved the merger contemplated by this agreement.

       5. REPRESENTATIONS OF FRANK ULAKOVICH AND SCOTT MURRAY. Frank Ulakovich and Scott Murray each represent that:

       5.1 Title to ISEmployment.com Stock. At Closing, Frank Ulakovich and Scott Murray shall deliver 2,000,000 shares of common stock of ISEmployment.com common stock to Magical with such 2,000,000 shares representing all issued and outstanding shares of such stock, with legal and valid title thereto, free and clear of all liens, charges, pledges, claims and encumbrances of any kind or nature whatsoever, other than those created by this agreement.

       5.2 Unregistered Securities. Each agrees and understands that the shares of common stock to be delivered by Magical at the Closing are not registered under the Securities Act of 1933 (the "Act") in reliance upon the exemption from registration afforded by either Section 4(2) or Regulation D of the Act and that unregistered securities must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available.

       5.3 Investment Intent; Restrictive Legends; Stop-Transfer Instructions. Each represents that: by reason of his knowledge and experience in financial and business matter he is capable of evaluating the merits and risks of owning such shares and that he has had available such information with respect to Magical as deemed necessary or appropriate to make such evaluation; he is acquiring the shares of common stock of Magical for investment and not with a view to distribution; he acknowledges and agrees that a restrictive transfer legend shall be imprinted on the face of the certificates delivered; and that stop-transfer instructions shall be issued to the transfer agent with respect to such certificates.

       6.     CERTAIN FEES.

       Neither party has incurred any liability for any brokers' or finders' fees or commissions in connection with the merger contemplated by this Agreement for which the other party is or would be liable. Each of the parties agree to indemnify and hold harmless the other from and against any commission, fee or claim of any person employed or retained by it to bring about the merger contemplated hereby or to represent it in connection therewith.

       7.     SECURITIES ACT OF 1933.

       7.1 Sections 5.1, 5.2 and 5.3 above, are incorporated herein by reference as if fully set forth herein.

       7.2 Resales. Each of Frank Ulakovich and Scott Murray understands and agrees that any disposition of the shares of common stock of Magical in violation of the Act shall be null and void, and that no transfer of the shares shall be made by upon Magical's stock transfer books unless, in the opinion of counsel satisfactory to Magical, there has been compliance with the Act.

       8. CONDITIONS TO OBLIGATIONS OF THE PARTIES. All obligations of the parties under this agreement are subject to the fulfillment or satisfaction, prior to or at Closing, of each of the following conditions precedent (all of which may be waived):


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       (a)    each of the representations and warranties of the parties herein being true and correct in all material respects on the date hereof and as of the Closing, and each of the parties having performed or complied with all agreements and covenants contained in this agreement to be performed or complied with by it or either of them, as the case may be, prior to or at the Closing;

       (b) neither the Magical nor Isemployement.com's being precluded by an order or preliminary or permanent injunction of a court of competent jurisdiction from consummating the merger pursuant to this agreement (each party agreeing to use its reasonable best efforts to have any such injunction lifted); and

       (c) there not having been any statute, rule or regulation enacted or promulgated by any government body or agency after the date hereof which is applicable to the merger pursuant to this agreement which would render the consummation of the merger illegal.

       9. SURVIVAL OF REPRESENTATIONS, ETC. All representations, warranties and agreements made herein shall survive any investigation made by Magical and ISEmployment.com and shall survive the Closing.

       10.    TERMINATION. This agreement may be terminated:

       (a) on the date specified in a writing executed by Magical and ISEmployment.com;

       (b) by Magical, upon written notice to ISEmployment.com, if any representation or warranty made in this agreement by ISEmployment.com shall have been false or incorrect in any material respect when made or shall have become false or incorrect in any material respect thereafter, of if ISEmployment.com shall fail to perform or observe any material covenant or agreement made by ISEmployment.com in this agreement; or

       (c) by ISEmployment.com, upon written notice to Magical, if any representation or warranty made in this agreement by Magical shall have been false or incorrect in any material respect when made or shall have become false or incorrect in any material respect hereafter, or if Magical shall fail to perform or observe any material covenant or agreement made by it in this agreement.

       11.    MISCELLANEOUS.

       11.1 Binding Effect; Assignment. This agreement shall inure to the benefit of and be binding upon the parties hereto, their respective legal representatives and successors. This agreement may not be assigned.

       11.2 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the merger pursuant to and in the manner contemplated by this agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.



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       11.3   Entire Agreement; Absence of Representation. This agreement constitutes the entire agreement between the parties hereto and supersedes all prior arrangements, understandings, and agreements, oral or written, between the parties hereto with respect to the subject matter hereof. Magical and Scott Murray and Frank Ulakovich hereby acknowledges that in acquiring the securities in the merger hereunder, it and each of them has relied only upon the representations and warranties expressly made in this agreement and that no other statements, representations or warranties, oral or written, expressed or implied, have been made or relied upon in connection with such acquisitions or as an inducement therefor.

       11.4 Execution in Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

       11.5 Notices. All notices, requests, permissions, waivers and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telegram, telex, facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties at the following respective addresses or to such other addresses as any party hereto shall specify in a notice to the other parties hereto in accordance with the terms hereof:

       If to Magical:              Attention:   Daniel L. Hodges
                                                Magical Marketing, Inc.
                                                5505 N. Indian Trail
                                                Tucson, Arizona 85750
                  Facsimile Transmission:       (609) 390-3050

       If to ISEmployment.com      Attention:   Scott Murray
                                                13-380 Pelis sier Street
                                                Windsor, Ontario N9A 6W8
                                                Canada
                  Facsimile Transmission:       (800) 994-4045

       With a copy (which shall not constitute notice) to:

                                   Attention:   David J. Levenson
                                                Mays & Valentine, L.L.P.
                                                8201 Greensboro Drive, Suite 800
                                                McLean, Virginia 22102
                  Facsimile Transmission:       (703) 734-4340

       11.6 Amendments and Waivers. This agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Magical may, by an instrument in writing, waive compliance by ISEmployment.com or Scott Murray and Frank Ulakovich, as the case may be, with any term or provision of this agreement on the part of any of them to be performed or complied with. ISEmployment.com or Scott Murray and Frank Ulakovich may, by an instrument in writing, waive compliance by Magical with any term or provision of this


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agreement on the part of Magical to be performed or complied with. Any waiver of a breach of any term or provision of this agreement shall not be construed as a waiver of any subsequent breach.

       11.7 Headings; Severability. The headings contained in this agreement are for convenience of reference only and shall not affect the interpretation or construction hereof. Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction. If any provision of this agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as in enforceable.

       11.8 Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of Wyoming applicable to agreements made and to be performed wholly within such jurisdiction and without regard to conflicts of laws.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this 30th day of June, 2000.

                                          MAGICAL MARKETING, INC.

                                          By:  /s/ Daniel L. Hodges
                                             ----------------------------
                                                   President

                                          ISEMPLOYMENT.COM, INC.

                                          By:  /s/ Scott Murray
                                             ----------------------------
                                                   President




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                                      Shareholders of ISEmployment.com, Inc.:

                                      /s/ Frank Ulakovich
                                      -------------------------------
                                      Frank Ulakovich

                                      /s/ Scott Murray
                                      -------------------------------
                                      Scott Murray

                                      Shareholders of Magical Marketing, Inc.:

                                      /s/ Daniel L. Hodges
                                      -------------------------------
                                      Daniel L. Hodges





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